Exhibit 12.1

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                          VISHAY INTERTECHNOLOGY, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                      ($ in thousands)
                                                         Nine Months
                                                           Ended
                                                          September            Fiscal Years Ending December 31,
Earnings:                                                 30, 2001      2000         1999        1998        1997        1996
                                                          --------      ----         ----        ----        ----        ----


Income before minority interest and income taxes $ ....      76,829   $ 690,225    $ 134,711   $  42,646   $  89,561   $  70,846
Fixed charges .........................................      17,398      33,792       61,290      57,384      22,331      20,979
Less equity in net income of affiliate ................           0      (2,573)       2,195       1,084       1,090         318

Earnings, as adjusted .................................   $  94,227   $ 721,444    $ 193,806   $  98,946   $ 110,802   $  91,507
                                                          =========   =========    =========   =========   =========   =========

Fixed Charges:
Interest Expense ......................................   $  10,564   $  25,177    $  53,296   $  49,038   $  18,819   $  17,408
Portion of rent expense representative of
interest ..............................................       5,357       7,143        7,130       7,901       3,138       3,226
Amortization of deferred issue costs ..................       1,477       1,472          864         445         374         345

Total fixed charges ...................................   $  17,398   $  33,792    $  61,290   $  57,384   $  22,331   $  20,979
                                                           =========   =========    =========   =========   =========   =========

Ratio of earnings to fixed charges.............                5.42       21.35         3.16        1.72        4.96        4.36
                                                          =========   =========    =========    ========    ========    ========
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